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                                                              Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Offering Memorandum constituting part of this Registration Statement on Form S-4 of Alliance Laundry Systems LLC, Alliance Laundry Corporation and Alliance Laundry Holdings LLC of our report dated March 9, 1999, except as to Note 14 which is as of March 26, 1999, relating to the financial statements of Alliance Laundry Holdings LLC, which appears in such Offering Memorandum. We also consent to the use of our report on the Financial Statement Schedule included in such Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Historical Financial Data" in such Offering Memorandum. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical Financial Data."

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

March 26, 1999